SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 8, 2007

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

28213 Van Dyke Avenue Warren, Michigan	48093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (586) 751-5600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On May 8, 2007, Noble International, Ltd. (the “Company”) entered into a Third Amendment to Sixth Amended and Restated Credit Agreement and Waiver (the “Third Amendment”), which amended the terms of the Company’s Sixth Amended and Restated Credit Agreement dated as of December 11, 2006 (as previously amended, the “Credit Agreement”) with Comerica Bank (the “Bank”), as lender, Lead Arranger and Administrative Agent for itself and other lenders (the “Lenders”) party to the Credit Agreement. A copy of the original Credit Agreement was attached to the Company’s annual report on Form 10K filed with the Securities and Exchange Commission on March 28, 2007.

The Third Amendment modified the Credit Agreement to, among other things, (i) revise the levels of certain financial covenants and ratios, including Base Tangible Net Worth, Consolidated Fixed Charge Coverage Ratio, Total Debt to EBITDA Ratio, Senior Debt to EBITDA Ratio and Consolidated Tangible Net Worth, (ii) add a covenant to maintain Consolidated EBITDA of at least $8,500,000 for the quarter ending June 30, 2007, and (iii) revise the Applicable Margins and Applicable Fee Percentages in a manner that, among other things, increases interest rate spreads on both Eurocurrency and Prime-based borrowings by 0.25% to 0.60% until at least December 31, 2007. The Third Amendment and the modifications set forth therein were effective as of March 31, 2007.

This description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the Third Amendment, which is filed as an exhibit to this current report on Form 8K and incorporated by reference into this Item 1.01. Terms not defined herein shall have the meanings ascribed thereto in the Credit Agreement.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable.

(c)	Exhibits

10.1 Third Amendment to Sixth Amended and Restated Revolving Credit and Term Loan Agreement and Waiver dated May 8, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation
(registrant)

May 14, 2007	By:	/s/ Andrew J. Tavi
Andrew J. Tavi
Vice President and General Counsel

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EXHIBIT INDEX

No.	Description of Exhibit
10.1	Third Amendment to Sixth Amended and Restated Revolving Credit and Term Loan Agreement and Waiver dated May 8, 2007.

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